American Mutual Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$369,421
Class B	$10,304
Class C	$12,522
Class F1	$11,629
Class F2	$29
Total	$403,905
Class 529-A	$5,513
Class 529-B	$620
Class 529-C	$1,047
Class 529-E	$266
Class 529-F	$184
Class R-1	$233
Class R-2	$2,124
Class R-3	$4,009
Class R-4	$1,569
Class R-5	$8,045
Total	$23,610

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6400
Class B	$0.4297
Class C	$0.4195
Class F1	$0.6299
Class F2	$0.1665
Class 529-A	$0.6155
Class 529-B	$0.3979
Class 529-C	$0.3995
Class 529-E	$0.5380
Class 529-F	$0.6735
Class R-1	$0.4246
Class R-2	$0.3948
Class R-3	$0.5395
Class R-4	$0.6205
Class R-5	$0.7033

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	569,315
Class B	22,673
Class C	28,875
Class F1	17,206
Class F2	355
Total	638,424
Class 529-A	9,397
Class 529-B	1,574
Class 529-C	2,682
Class 529-E	510
Class 529-F	293
Class R-1	625
Class R-2	5,495
Class R-3	7,416
Class R-4	2,707
Class R-5	13,830
Total	44,529

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.20
Class B	$20.05
Class C	$20.01
Class F1	$20.14
Class F2	$20.20
Class 529-A	$20.17
Class 529-B	$20.10
Class 529-C	$20.10
Class 529-E	$20.12
Class 529-F	$20.19
Class R-1	$20.07
Class R-2	$20.05
Class R-3	$20.10
Class R-4	$20.16
Class R-5	$20.20